Exhibit 99.1

KemPharm Provides Update on Development Pipeline

IND for KP879 Expected to be Filed Before Year-End 2020; New Prodrug Candidate Added to Pipeline, Targeting Rare CNS Disease, Idiopathic Hypersomnia (IH)

Celebration, FL – November 23, 2020 – KemPharm, Inc. (OTCQB: KMPH), a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs, today provided an update to its prodrug development pipeline, including the expected filing of the Investigational New Drug (IND) application for KP879 with the U.S. Food and Drug Administration (FDA) prior to year-end 2020, and the introduction of a new prodrug candidate to its pipeline, KP1077.  KemPharm is investigating KP1077 as a potential treatment for idiopathic hypersomnia (IH), which is an underserved, orphan disease indication.

“Our primary focus during 2020 has been advancing KP415 into and through the NDA review process with the FDA, but it has not been our sole focus,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “While we believe KP415 has the potential to be a primary value driver for KemPharm in the near future, we continue to expand our pipeline with new growth opportunities for the Company.  In this regard, we are pleased to announce the discovery of our newest prodrug candidate, KP1077, and the expected filing of the KP879 IND before year-end.”

KP1077 is KemPharm’s newly developed investigational product candidate for the treatment of IH, a neurological disorder marked by significant, detrimental effects on nighttime sleep as well as daytime sleepiness/wakefulness.

KemPharm is developing KP879 as an extended-duration, agonist replacement therapy for the treatment of Stimulant Use Disorder (SUD).  KP879 utilizes serdexmethylphenidate (SDX), KemPharm’s prodrug of d-methylphenidate (d-MPH).  There are currently no products in the market which are designed or approved to treat SUD.

Dr. Mickle continued, “We believe that both KP879 and KP1077 showcase several important future opportunities for KemPharm.  First, these product candidates may allow us entry into orphan disease indications, which are underserved, and as a result, may qualify for both Fast-Track status and Orphan Drug designation from the FDA.  Second, each product candidate leverages our LAT® approach, which we believe demonstrates the versatility of the technology, and, in the case of SDX, its unique ability to serve as a product platform.”

Dr. Mickle concluded, “You are cordially invited to attend the upcoming KP415 online investor event that we are co-hosting with our partner, Corium, Inc., on December 2, 2020, beginning at 10:00 a.m. ET.  Together, we plan to provide insights into the KP415 market opportunity and commercialization strategy ahead of the anticipated March 2, 2021 PDUFA date for KP415.”  The Company will provide more details about how to attend the online presentations prior to the event.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT® (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT® technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the timing of the PDUFA date and potential FDA approval of the KP415 NDA, the potential commercial launch of KP415, the potential clinical benefits of KP415 or any of the Company’s product candidates, including KP879 and KP1077, the potential initiation or timeline for the development of any of our product candidates, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2019, KemPharm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission.  KemPharm is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com